Exhibit 99.2

Bill Barrett Corporation
Executive Compensation Clawback Policy

Purpose
This Clawback Policy (this “Policy”) has been adopted by the Compensation Committee of the Board of Directors (the “Committee”) of Bill Barrett Corporation (the “Company”) effective as of November 6, 2014 (the “Effective Date”). The purpose of this Policy is to provide the Committee with the ability to recover “Incentive Compensation” (as defined below) upon the occurrence of certain events, defined as “Triggering Events”; specifically:

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In the event of a restatement of the financial or operating results of the Company, the Company may seek recovery of incentive compensation that would not otherwise have been paid to a “Covered Employee” (as defined below) if the correct performance data had been used to determine the amount payable. The policy is intended to support the Company’s compliance with applicable laws, including incentive-based compensation recovery requirements set forth in Section 10D of the Securities Exchange Act of 1934, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

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In the event of an act of “Misconduct” (as defined below) by a Covered Employee, the Company may seek recovery of incentive compensation that such Covered Employee was awarded within a specified time period following such Misconduct and cause the forfeiture of such Covered Employee’s outstanding incentive awards.

The Company’s Board of Directors or the Committee shall have full authority to interpret and enforce the Policy.

For purposes of this policy, “Company” shall include any subsidiary or affiliate of the Company.

Covered Employees
For purposes of this Policy, “Covered Employee” is defined as executive officers and former executive officers of the Company, as determined pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and any other employee of the Company and its subsidiaries designated by the Board or the Committee.

Incentive Compensation
For purposes of this Policy, “Incentive Compensation” means (1) the amount of (or payment or value received with respect to) a Covered Employee’s annual incentive awards under the Company’s Performance Cash Bonus Plan; (2) the stock options, stock appreciation rights, restricted stock or units, and performance-based equity or equity-based awards (or any amount attributable to such awards) to the Covered Employee under the Company’s Equity Incentive Plan or other long-term incentive program; and (3) any other incentive-based compensation in respect of any Company plan or agreement.

Recovery Due to a Restatement of Financial or Operating Results
If the Committee determines that incentive compensation of a Covered Employee was overpaid, in whole or in part, as a result of a restatement of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements (unless due to a change in accounting

Exhibit 99.2

policy or applicable law), the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results.

To the extent practicable, and as permitted by applicable law, the Committee will determine, in its discretion, whether to seek to recover or cancel the excess, if any, of (i) any incentive compensation paid or accrued based on the belief that the Company had met or exceeded performance targets that would not have been met had the data been accurate, over (ii) the incentive compensation that would have been paid or granted to the Covered Employee, or the incentive compensation in which the Covered Employee would have vested, had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable (the “Overpayment”).

The Committee may make determinations of Overpayment at any time through the end of the third fiscal year following the year for which the inaccurate performance criteria were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed.

In making the determination referred to in the preceding sentence, the Committee shall take into account such factors as it deems appropriate, including (i) whether the Covered Employee has engaged in misconduct or negligent conduct that caused or contributed to the restatement of the Company’s reported financial or operating results, and (ii) the amount of the Overpayment.

Recovery Due to Misconduct
If the Committee determines that a Covered Employee who was awarded Incentive Compensation has committed an act constituting Misconduct, the Committee may, in its sole discretion, take remedial action against such Covered Employee, including (i) the recovery of any or all of the Incentive Compensation that such Covered Employee was awarded and paid during the period commencing thirty-six (36) months immediately prior to the date of Misconduct and ending thirty-six (36) months following such Misconduct, and (ii) the cancellation of some or all the Covered Employee’s then outstanding vested but unsettled Incentive Compensation awards and outstanding unvested Incentive Compensation awards.

For purposes of this policy, Misconduct shall be defined as: (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company; (iii) illegal use of drugs; (iv) material breach of the Covered Employee’s employment agreement or any employment-related undertakings provided in a writing signed by the Covered Employee prior to or concurrently with his or her employment agreement; (v) gross negligence or willful misconduct in the performance of the Covered Employee’s duties; (vi) breach of any fiduciary duty owed to the Company, including, without limitation, engaging in competitive acts while employed by the Company; or (vii) the Covered Employee’s willful refusal to perform the assigned duties for which the Covered Employee is qualified as directed by the Covered Employee’s supervising officer or the Board.

Recovery Process
If the Committee determines to seek recovery of a Covered Employee’s Incentive Compensation under this policy, the Company shall have the right to demand that the Covered Employee repay such Incentive Compensation to the Company. In addition, the Committee may seek to recover any shares issued in connection with such Incentive Compensation and to require the Covered Employee to pay to the Company the proceeds resulting from the sale or other disposition of shares issued upon the exercise of options or the settlement or vesting of equity awards.

Exhibit 99.2

To the extent the Covered Employee does not reimburse the Company for the demanded Incentive Compensation, the Company shall have the right to sue for repayment, and enforce the repayment through the reduction or cancellation of outstanding and future incentive compensation. To the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to the Overpayment, as determined by the Committee.

No Additional Payments
In no event shall the Company be required to award Covered Employees an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

Administration of Policy
The Committee and the Board have the exclusive power and authority to administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy, including, without limitation, any determination as to: (a) whether a Triggering Event has occurred; (b) whether Misconduct has occurred; (c) whether any Covered Employee has engaged in an act constituting Misconduct; and (d) what constitutes Incentive Compensation. All such actions, interpretations and determinations that are taken or made by the Committee and the Board in good faith will be final, conclusive and binding.

Committee Determination Final
Any determination by the Committee (or by any officer of the Company to whom enforcement authority has been delegated) with respect to this Policy shall be final, conclusive and binding on all interested parties.

Amendment and Termination
The Committee may at any time in its sole discretion supplement or amend any provision of this Policy in any respect, terminate this Policy in whole or part, or adopt a new policy relating to recovery of incentive compensation with such terms as the Committee and the Board determine in their sole discretion to be appropriate.

Application of Policy
This Policy applies to all incentive compensation granted, paid or credited by the Company, except to the extent prohibited by applicable law or any other legal obligation of the Company. Application of the Policy does not preclude the Company from taking any other action to enforce a Covered Employee’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

Other Laws
The Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Employee that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption of the Policy).